Exhibit 99.1

NEWS RELEASE: May 8, 2007 / FARM - NASDAQ NATIONAL MARKET SYSTEM

Farmer Bros. Reports Third-Quarter Earnings per Share of $0.11

TORRANCE, CALIF. — (BUSINESS WIRE) — May 8, 2007 — Farmer Bros. Co. (Nasdaq: FARM) today reported net income of $1.5 million or $0.11 per share for its third fiscal quarter ended March 31, 2007, compared with $2.4 million or $0.18 per share in last year’s third quarter.  For the first nine months of fiscal 2007, the Company reported net income of $5.48 million or $0.39 per share compared with $5.54 million or $0.40 per share in the same period last year.

“We remain focused on our long-term strategies to reignite the growth of Farmer Bros. while controlling our costs,” said Guenter Berger, Chairman and CEO. “We have been encouraged by our acquisition of Coffee Bean International as well as the progress of the many organic-growth initiatives that we have launched inside Farmer Bros.”

Sales for the quarter increased to $54.3 million, up 1.5% over last year. For the first nine months, sales rose to $158.1 million, 0.7% higher than last year. A decline in coffee sales in the third quarter and for the first nine months of fiscal 2007 was offset by an increase in sales of allied products.

Gross profit decreased 1% for the quarter to $31.6 million and, for the first nine months, decreased 2% to $92.2 million. This primarily reflected the higher costs of raw materials, including coffee, spices and other ingredients, as well as competitive pressures on prices.

Selling, general and administrative expenses in the third quarter were 6% higher than the same period last year, and 4% higher for the nine months of fiscal 2007.  This increase reflects the added costs of coffee brewing equipment associated with new sales programs, and the costs of continuing changes to the Company’s operations, including ongoing initiatives to improve the sales and marketing programs and distribution networks.

Although Farmer Bros. completed its acquisition of Coffee Bean International (CBI) in the opening weeks of the fourth quarter, the Company incurred most of its expenses for the analysis, due diligence and negotiations in the third quarter — and these are reflected in SG&A.  CBI, a premier roaster and wholesaler of specialty coffee, is a leader in one of the fastest-growing sectors of the coffee market. CBI’s results — and the effects of the transaction — will be reflected in the Company’s financial results for the fourth quarter of fiscal 2007.

Other Net Income (Expense) in the third quarter was income of $2.7 million compared with last year’s income of $3.3 million.  For the first nine months of 2007 Other Net Income (Expense) was income of $9.3 million versus $5.5 million in the same period of 2006.  The 2007 results reflected higher interest rates and larger investment income.

The Company ended the quarter with cash and short-term investments of $188.1 million, up 4% from $181.6 million at March 31, 2007. The Company paid a dividend of $1.5 million in the third quarter.

Management continued its initiatives to strengthen the Company’s sales programs and distribution network:

•                  Promotion of our BRAND.

•                  The roll-out of new packaging began in October 2006, and will continue through the remainder of fiscal 2007.

•                  Introduction of New Products.

•                  The Company continued its program of regularly introducing new products with the goals of building brand awareness and engaging the Company’s existing and potential customers.  The acquisition of Coffee Bean International enables Company to add CBI’s “Panache” brand, with more than 100 SKU’s of specialty coffee.

•                  Expansion.

•                  The Company expanded its geographic reach by opening a branch in Shreveport, LA during the third quarter.  It is preparing to open a branch in Nashville, TN in the fourth quarter.

•                  The Company continued to implement changes to our information systems to make the Company’s operations more effective and efficient.  In the third quarter, the Company installed a major upgrade to its ERP system, and it is preparing to bring its sales system online in the fourth quarter of fiscal 2007.

About Farmer Bros.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry.  The Farmer Bros. signature trucks and vans bearing the “Consistently Good” logo are seen throughout the Company’s 28-state service area.  The Company’s independently-operated subsidiary, Coffee Bean International, one of North America’s first specialty coffee roasters, is among the premier roasters and wholesalers of specialty coffees nationwide.  Farmer Bros. has paid a dividend for 52 consecutive years, increased the dividend in each of the last seven years, and its stock price has grown on a split-adjusted basis from $1.80 a share in 1980.  For more information, go to: www.farmerbroscousa.com.

Forward-Looking Statements

Certain statements contained in this report regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations.  These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact.  These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,”

“intends,” “will,” “assumes” and other words of similar meaning.  Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements.  We intend these forward-looking statements to speak only at the time of this report and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC.  Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, and weather and special or unusual events, as well as other risks described in this report and the quarterly report filed by the Company on Form 10-Q and other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	Three months ended March 31,		Nine months ended March 31,
	2007	2006	2007	2006
Net sales	$54,382	$53,561	$158,122	$156,935
Cost of goods sold	22,718	21,522	65,895	62,857
Gross profit	$31,664	$32,039	$92,227	$94,078
Selling expenses	26,094	26,017	76,888	75,102
General and administrative expenses	7,817	5,955	19,183	16,884
Operating expenses	$33,911	$31,972	$96,071	$91,986
Income from operations	$(2,247)	$67	$(3,844)	$2,092
Other income (expense):
Dividend income	974	911	2,916	2,661
Interest income	1,491	1,181	4,408	3,061
Other, net income (expense)	318	1,226	2,009	(197)
Total other income (expense)	$2,783	$3,318	$9,333	$5,525

Income (loss) before taxes	536	3,385	5,489	7,617

Income tax expense (benefit)	(976)	922	11	2,069

Net income (loss)	$1,512	$2,463	$5,478	$5,548

Net income (loss) per common share	$0.11	$0.18	$0.39	$0.40

Weighted average shares outstanding	14,138,358	13,910,523	14,078,135	13,865,637

Dividends declared per share	$0.11	$0.105	$0.33	$0.315

Contacts:

Jim Lucas / Whitney Hays
Abernathy MacGregor Group
(213) 630-6550